Exhibit 10.3
FLOOR & DECOR HOLDINGS, INC.

Restricted Stock Unit Agreement
Pursuant to the
Floor & Decor Holdings, Inc.
2017 Stock Incentive Plan

AGREEMENT (this “Agreement”), dated as of _______________ (the “Grant Date”) between Floor & Decor Holdings, Inc., a Delaware corporation (the “Company” and, collectively with its controlled Affiliates, the “Employer”), and _______________ (the “Participant”).
Preliminary Statement
Subject to the terms and conditions set forth herein, the Committee hereby grants the Participant the right to receive the number of shares of Common Stock specified in Section 1 (the “Restricted Stock Units”), as an Eligible Employee, Consultant or Non-Employee Director, on the Grant Date pursuant to the Floor & Decor Holdings, Inc. 2017 Stock Incentive Plan, as it may be amended from time to time (the “Plan”). Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.
Accordingly, the parties hereto agree as follows:
NOW, THEREFORE, the parties agree as follows:
1.    Grant of Restricted Stock Units. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, effective on the Grant Date, the Company hereby awards to the Participant ____ Restricted Stock Units. Each Restricted Stock Unit represents an unfunded, unsecured right to receive a share of Common Stock on the Payment Date(s) specified in Section 2(d) hereof.
2.    Vesting.
(a)    The Restricted Stock Units granted pursuant to Section 1 shall vest on the dates (each a “Vesting Date”) and in the cumulative number of Restricted Stock Units provided in the table below, rounded to the nearest whole Restricted Stock Unit; provided that the Participant has been continuously employed through the applicable Vesting Date. There shall be no proportionate or partial vesting in the periods between the vesting dates.

Vesting Date	Cumulative Vested Percentage
First anniversary of the Grant Date	33.33%
Second anniversary of the Grant Date	66.67%
Third anniversary of the Grant Date	100%

(b)    Detrimental Activity.
(i)    In consideration for the grant of the Restricted Stock Units and in addition to any other remedies available to the Company, the Participant acknowledges and agrees that the Restricted Stock Units are subject to the provisions in the Plan regarding Detrimental Activity. If the Participant engages in any Detrimental Activity prior to, or during the one-year period after, any vesting of Restricted Stock Units, all unvested Restricted Stock Units or vested Restricted Stock Units that have not been settled, shall be forfeited, without compensation, and the Committee shall be entitled to recover from the Participant (at any time within one year after such engagement in Detrimental Activity) an amount equal to the Fair Market Value as of the vesting date(s) of any Restricted Stock Units that had vested and been settled in the period referred to above.
(ii)    The restrictions regarding Detrimental Activity are necessary for the protection of the business and goodwill of the Company and are considered by the Participant to be reasonable for such purposes. Without intending to limit the legal or equitable remedies available in the Plan and in this Agreement, the Participant acknowledges that engaging in Detrimental Activity will cause the Company material irreparable injury for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such activity or threat thereof, the Company shall be entitled, in addition to the remedies provided under the Plan, to obtain from any court of competent jurisdiction a temporary restraining order or a preliminary or permanent injunction restraining the Participant from engaging in Detrimental Activity or such other relief as may be required to specifically enforce any of the covenants in the Plan and this Agreement without the necessity of posting a bond, and in the case of a temporary restraining order or a preliminary injunction, without having to prove special damages.
(c)    Termination; Forfeiture. Except as expressly provided in this Section 2(c), the Participant shall forfeit to the Company, without compensation, any and all unvested Restricted Stock Units upon the Participant’s Termination for any reason. Notwithstanding the foregoing, if the Participant incurs a Termination due to death or Disability, any unvested portion of the Restricted Stock Units shall vest on such Termination, which shall be a Vesting Date.  Notwithstanding anything in the foregoing to the contrary, in the event of the Participant’s Termination by the Company without Cause within the one (1) year period immediately following a Change in Control, the Restricted Stock Units shall become one hundred percent (100%) vested and shall become payable in accordance with Section 2(d), in each case subject to and conditioned upon, (i) the Participant’s continued compliance with all confidentiality obligations and restrictive covenants to which the Participant is subject, and (ii) the Participant’s timely execution and delivery (without revocation) to the Company of a general release of all claims of any kind that the Participant has or may have against the Company and its Affiliates and their respective officers, directors, employees, shareholders, agents, representatives, and advisors (in a form satisfactory to the Company and that is delivered to the Participant no later than the date of the Participant’s Termination), within twenty-one (21) days (or such longer period as may be required by law).
(d)    Payment. The Company shall, as soon as reasonably practicable following a Vesting Date (and in no event later than March 15th of the calendar year following the calendar year in which the applicable Vesting Date occurs) (each, a “Payment Date”), deliver (or cause to be delivered) to the Participant one share of Common Stock with respect to each vested Restricted Stock Unit, as settlement of such Restricted Stock Unit and each such Restricted Stock Unit shall thereafter be cancelled.
(e)    Withholding. Unless otherwise directed or permitted by the Committee, the Participant shall pay or provide for all applicable withholding taxes in respect of the vesting of the Restricted Stock Units by (i) remitting the aggregate amount of such taxes to the Company in full, by cash, or by check, bank draft or money order payable to the order of the Company, (ii) to the extent permitted by the Company, having the Employer withhold, from shares of Common Stock delivered upon settlement of the Restricted Stock Units, a number of whole shares of Common Stock having a Fair Market Value equal to an amount necessary to satisfy all required federal, state, local and other non-U.S. withholding obligations using up to the maximum statutory withholding rates, as determined by the Company, for federal, state, local or non-U.S. tax purposes, including payroll taxes, or (iii) to the extent permitted by the Company, by making arrangements with the Company to have such taxes withheld from other compensation due to the Participant.
3.    Dividend Equivalents. With respect to ordinary cash dividends in respect of shares of Common Stock covered by any outstanding Restricted Stock Units, Participant will have the right to receive an amount in cash equal to (i) the amount of any ordinary cash dividend paid with respect to a share of Common Stock on or after the Grant Date and on or prior to the earlier to occur of (A) the Payment Date, or (B) the termination or forfeiture for any reason of the outstanding Restricted Stock Units, multiplied by (ii) the number of shares of Common Stock covered by such Restricted Stock Units (a “Dividend Equivalent”). A Dividend Equivalent shall be subject to the same vesting restrictions as the Restricted Stock Units to which such Dividend Equivalent relates, as set forth in Section 2(a). Unless otherwise determined by the Committee, Dividend Equivalents will be held, without interest thereon, until delivered to the Participant within 30 days after the date the Restricted Stock Units to which such Dividend Equivalents related vest, in each case, subject to Section 2(e) of this Agreement. Any Dividend Equivalents in respect of Restricted Stock Units that do not vest, shall be forfeited and retained by the Company. For the avoidance of doubt, (I) if a Restricted Stock Unit is not ultimately earned hereunder, no Dividend Equivalent payments shall be made with respect to such unearned Restricted Stock Unit, and (II) in no event shall a Dividend Equivalent be paid that would result in Participant receiving both the Dividend Equivalent and the actual dividend with respect to a Restricted Stock Unit and the corresponding share of Common Stock.
4.    Termination and Change in Control. Except as expressly provided in Section 2(c), the provisions in the Plan regarding Termination and Change in Control shall apply to the Restricted Stock Units.
5.    Restricted Stock Unit Transfer Restrictions. Unless otherwise determined by the Committee, Restricted Stock Units may not be directly or indirectly transferred, sold, assigned, pledged, hypothecated, encumbered or otherwise disposed of whether for value or for no value and whether voluntarily or involuntarily (including by operation of law) by the Participant (a “Transfer”) other than by will or by the laws of descent and distribution, and any other purported Transfer shall be void and unenforceable against the Company and its Affiliates.
6.    Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by Restricted Stock Units.
7.    Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.
8.    Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made:

(a)    unless otherwise specified by the Company in a notice delivered by the Company in accordance with this Section 8, any notice required to be delivered to the Company shall be properly delivered if delivered to:
Floor & Decor Holdings, Inc.
2500 Windy Ridge Parkway, SE
Atlanta, GA 30339
Attention: Chief Legal Officer
Telephone: (404) 471-1634
Facsimile: (404) 393-3540

(b)    if to the Participant, to the address on file with the Employer.
Any notice, demand or request, if made in accordance with this Section 8 shall be deemed to have been duly given: (i) when delivered in person; (ii) three days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service.
9.    No Right to Employment/Consultancy/Directorship. This Agreement shall not give the Participant or other Person any right to employment, consultancy or directorship by the Employer, or limit in any way the right of the Employer to terminate the Participant’s employment, consultancy or directorship at any time.
10.    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THE PLAN OR THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THE PLAN OR THIS AGREEMENT.
11.    Dispute Resolution. All controversies and claims arising out of or relating to this Agreement, or the breach hereof, shall be settled by the Employer’s mandatory dispute resolution procedures as may be in effect from time to time with respect to matters arising out of or relating to Participant’s employment with the Employer.
12.    Severability of Provisions. If at any time any of the provisions of this Agreement shall be held invalid or unenforceable, or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of the activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this

Agreement and the Company and the Participant agree that the provisions of this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provisions had not been included.
13.    Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.
14.    Section 409A. Although the Company makes no guarantee with respect to the tax treatment of the Restricted Stock Units, the award of Restricted Stock Units and Dividend Equivalents pursuant to this Agreement is intended to comply with, or to be exempt from, Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. The Restricted Stock Units and Dividend Equivalents shall be limited, construed and interpreted in accordance with such intent; provided that the Employer does not guarantee to the Participant any particular tax treatment of the Restricted Stock Units or Dividend Equivalents. In no event whatsoever shall the Employer be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Dividend Equivalents shall be treated separately from the Restricted Stock Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.
15.    Interpretation. Unless a clear contrary intention appears: (a) the defined terms herein shall apply equally to both the singular and plural forms of such terms; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by the Plan or this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) any pronoun shall include the corresponding masculine, feminine and neuter forms; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (g) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is used in the inclusive sense of “and/or”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (k) reference to dollars or $ shall be deemed to refer to U.S. dollars.
16.    No Strict Construction. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

FLOOR & DECOR HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name: